Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

by and between

MONTICELLO RACEWAY MANAGEMENT, INC.

and

SPORTSYSTEMS GAMING MANAGEMENT AT MONTICELLO, LLC

dated as of June 10, 2009

TABLE OF CONTENTS

ARTICLE I : DEFINITIONS		4
1.01	Definitions	4
1.02	References and Interpretations	12
ARTICLE II : EXCLUSIVE MANAGEMENT SERVICE RIGHTS		12
2.01	Exclusivity	12
2.02	Reserved Rights and Responsibilities of MRMI	13
ARTICLE III : RESPONSIBILITIES OF THE MANAGER AFTER THE COMMENCEMENT DATE		13
3.01	Duties of the Manager	13
3.02	Specific Responsibilities of the Manager	13
3.03	No Liability for Certain Violations	15
3.04	Operating Budgets	16
3.05	Defective Conditions	18
ARTICLE IV : RETAINED RIGHTS, AUTHORITY AND RESPONSIBILITIES OF MRMI		18
4.01	Retained Rights of MRMI	18
4.02	Authority and Responsibilities of MRMI	18
ARTICLE V : ACCOUNTING AND CASH MANAGEMENT		21
5.01	Bank Accounts	21
5.02	Collection and Disbursement of Funds	21
5.03	Financial Statements	22
5.04	Books of Account	22
ARTICLE VI : MANAGEMENT FEES AND REIMBURSEMENT OF EXPENSES		23
6.01	Management Fees	23
6.02	Payment of Base Management Fee	24
6.03	Annual Payment of the Incentive Fee, and Reconciliation of the Base Management Fee	24
6.04	Reimbursement of Expenses	25
6.05	Renegotiation of the Management Fee	25
ARTICLE VII : INSURANCE		25
7.01	Insurance Coverage	25
7.02	Responsibility to Maintain Insurance	26
7.03	General Requirements	26
7.04	Policies and Endorsements	26
ARTICLE VIII : TRADE NAMES, CONFIDENTIAL INFORMATION, AND NON-SOLICITATION		28
8.01	Business Name	28
8.02	Trade Names, Trademarks and Service Marks	28
8.03	Confidential Information	28
8.04	Restriction on Employee Solicitation	29
ARTICLE IX : REPRESENTATIVES OF THE PARTIES		29
9.01	Designation of Representatives	29

ARTICLE X : TERM OF AGREEMENT		29
10.01	Term of the Agreement	29
10.02	Termination by MRMI Without Cause	29
10.03	Termination by MRMI for Cause	30
10.04	Termination by the Manager for Cause	31
10.05	Effect of Termination of this Agreement, and Consequences of a Default	31
10.06	Extraordinary Events	32
ARTICLE XI : SALE OF THE GAMING BUSINESS		32
11.01	Sale of the Gaming Business	32
11.02	Consequences in the Event of a Sale	33
ARTICLE XII : ARBITRATION AND ENFORCEMENT		33
12.01	Arbitration	33
12.02	Judicial Enforcement of Arbitration	33
12.03	Tria1 by Jury; Venue	33
12.04	Recovery of Fees and Costs	34
12.05	Period of Limitations	34
ARTICLE XIII : WARRANTIES, REPRESENTATIONS AND ADDITIONAL COVENANTS OF THE PARTIES		34
13.01	Representations and Warranties of MRMI	34
13.02	Representations and Warranties of the Manager	36
13.03	Additional Affirmative Covenants of the Parties	37
ARTICLE XIV : INDEMNIFICATION		38
14.01	Indemnification of the Manager	38
14.02	Indemnification of MRMI	39
14.03	Indemnified Parties	39
14.04	Survival	39
ARTICLE XV : MISCELLANEOUS PROVISIONS		39
15.01	Manager as Independent Contractor and Agent for MRMI	39
15.02	Preparation of Agreement	39
15.03	Costs and Expenses	40
15.04	Survival	40
15.05	Entire Agreement, No Collateral Representations	40
15.06	No Oral Modification or Waiver	40
15.07	Remedies Cumulative	40
15.08	Severability	40
15.09	No Third Party Beneficiaries	41
15.10	No Reliance on Prior Representations	41
15.11	Headings	41
15.12	Applicable Law	41
15.13	Notices	41
15.14	Assignment and Delegation; Successors and Assigns	42
15.15	Calculating Time Periods	43
15.16	Counterparts	43
15.17	Electronically Transmitted Documents	43

MANAGEMENT SERVICES AGREEMENT

           THIS MANAGEMENT SERVICES AGREEMENT is made as of June 10, 2009, by and between MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation having its principal office and place of business located at 204 State Route 17B, Monticello, New York 12701 (“MRMI”); and SPORTSYSTEMS GAMING MANAGEMENT AT MONTICELLO, LLC, a New York limited liability company having its principal office and place of business located at 40 Fountain Plaza, Buffalo, New York 14202 (the “Manager”).

RECITALS

           A.           MRMI is licensed pursuant to the New York Racing, Pari-Mutuel Wagering and Breeding Law (the “Racing Law”) to conduct a harness racing business, and MRMI owns a harness racing facility in Monticello, New York (the “Racetrack”), consisting of, among other things, a racing oval, exercise tracks, grandstand/clubhouse buildings, pari-mutuel betting equipment, barns, grounds, food service equipment, and other facilities and improvements.

           B.           In addition to the live racing conducted at the Racetrack, MRMI also uses the Racetrack for conducting the business of simulcasting races to and from other racetracks and off-track betting facilities in the manner authorized by the Racing Law, and MRMI operates a food service business at the Racetrack in which MRMI serves meals, snacks and beverages to its customers.

           C.           In its capacity as the licensed owner and operator of a harness racetrack, MRMI is authorized pursuant to Section 1617-a of the New York Tax Law to obtain a license from the Division of the Lottery, New York State Department of Taxation and Finance (the “NYS Lottery”) for the conduct of a video lottery machine gaming business at the Racetrack.  The ability of MRMI to operate video lottery machines was conditioned on the prior approval and authorization of such operations by the County of Sullivan, State of New York, and such approval and authorization was granted by the County of Sullivan without qualification, limitation or restriction.

           D.           MRMI desires to engage the services of a manager experienced in video lottery gaming operations, food service, and related hospitality businesses in order to ensure that such business activities will be operated in a manner designed to increase their revenues and customer appeal.

           E.           The Manager’s personnel have extensive experience and expertise in the management of video gaming operations, food service facilities, and related hospitality businesses, and the Manager is well qualified to provide the benefit of such experience and expertise to MRMI.

           F.           MRMI has selected the Manager to provide MRMI with management and consulting services in connection with the video gaming, food service, and related hospitality businesses conducted by MRMI at the Racetrack upon the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in view of the foregoing Recitals and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01         Definitions.  The following capitalized terms and phrases used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I:

1.01.1  Affiliate(s).  With respect to any entity, an “Affiliate” is a natural person or firm, corporation, partnership, association, trust, limited liability company or other entity which directly or indirectly Controls, is Controlled by, or is under common Control with, the subject entity. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.01.2  Agreement.  The “Agreement” means this Management Services Agreement and any modifications or extensions thereto, together with all of the schedules and exhibits to this Management Services Agreement.

1.01.3  Annual Statements.  The “Annual Statements” means the audited financial statements of the Gaming Business, the Hospitality Business and the Racing Business as determined by MRMI’s independent accountants after the close of each Operating Year pursuant to Section 5.03 of this Agreement.

1.01.4  Bank Accounts.  References to the “Bank Accounts” mean the bank accounts established by MRMI pursuant to Section 5.01 of this Agreement for the deposit of the receipts derived from the Gaming Business, the Hospitality Business and the Racing Business, and from which bank accounts money will be disbursed to pay Expenses.

1.01.5  Base Management Fee.  The “Base Management Fee” refers to the annual amount equal to three quarters of one percent (0.75%) of MRMI’s Gross Gaming Revenue payable to the Manager for its services hereunder pursuant to the provisions of Section 6.01.1 of this Agreement.

1.01.6  Commencement Date.  The “Commencement Date” means  the date of execution and delivery of this Agreement, as noted in the first paragraph above.  The “Commencement Date” will be the date on which the Manager assumes its responsibilities under this Agreement.

1.01.7  Common Areas.  The “Common Areas” are all portions of the Racetrack to be made available by MRMI to the Manager on a non-exclusive basis for use in connection with the operation of the Gaming Business and the Hospitality Business, such areas to include, without limitation, driveways, entrances and exits, restrooms, elevators and escalators, service corridors, alleys, sign frontage and parking areas.

1.01.8  Default or Event of Default.  A “Default” or an “Event of Default” is any occurrence that, with the giving of notice, the passage of time, or both, gives rise to the right by either party to terminate its obligations of further performance under this Agreement in the manner described in Section 10.03 or Section 10.04 of this Agreement.

1.01.9  Earnings Before Interest, Taxes, Depreciation and Amortization. The “Earnings Before Interest, Taxes, Depreciation and Amortization” generally refers to the Gross Revenues of the Gaming Business, the Hospitality Business and the Racing Business less amounts paid or accrued for the Expenses of those businesses.  For purposes of this Agreement, MRMI and the Manager agree that “Earnings Before Interest, Taxes, Depreciation and Amortization” will be determined in the manner generally set forth in the pro forma income statement attached hereto as Exhibit E and made a part hereof.  The Manager’s Base Management Fee shall be deducted from Gross Revenues as an Expense in computing “Earnings Before Interest, Taxes, Depreciation and Amortization”, and none of the revenues or expenses of the Excluded Businesses will be taken into account in the computation of such amount.

1.01.10  Equipment.  The “Equipment” refers to all furniture, furnishings, fixtures, wall-mounted art, and other machines and equipment situated in the Gaming Center, the Hospitality Facilities and the Racing Facilities, or used in connection with the operation of the Gaming Business, the Hospitality Business and the Racing Business.  Included within the definition of “Equipment” are: (i) all equipment relating to the operation of the Video Lottery Machines; (ii) all computer and communications equipment and software required for the conduct of the Gaming Business, the Hospitality Business and the Racing Business; (iii) fixtures, systems, apparatus and other personal property used in, or held in storage for use in connection with the operation of, the Gaming Business, the Hospitality Business and the Racing Business; (iv) money counting equipment, safes, automatic teller machines, and cash dispensing machines; (v) all equipment used for storing inventories of food and beverage products and for preparing, cooking, serving, receiving, holding, selling, and vending food and beverage items; (vi) ware washing equipment; (vii) all display cabinets, counters, wrap stands and shelving for retail merchandise outlets; (viii) all inventory control, register and point of sale equipment; (ix) all security and surveillance equipment; (x) personal computers and computer servers; (xi) telephones and telecommunications equipment; (xii) lifts, loaders and transports; (xiii) bar and beverage equipment, refrigeration equipment, coolers and walk-ins; (xiv) all smallwares, utensils, crockery, glassware, dishware and cutlery; and (xv) all furniture, furnishings and decorations, office furniture and equipment and all other fixed assets located in the Gaming Center, the Hospitality Facilities and the Racing Facilities, from time to time, such as signage, graphics and menu boards.

1.01.11  Excluded Businesses.  The “Excluded Businesses” refers to (i) any commercial activities conducted by MRMI at the Racetrack related to the revenues and expenses associated with any Indian casino, any business activities related to, or operated in support of or conjunction with, any Indian casino, and any agreements related thereto, (ii) any payments made or received by MRMI relating to periods prior to the Commencement Date, and (iii) any payments received by MRMI from Concord Associates, L.P. or its affiliates.

1.01.12  Expenses.  Any reference to “Expenses” means the following costs and expenses incurred after the Commencement Date in connection with the management and operation of the Gaming Business, the Hospitality Business and the Racing Business, or associated with the maintenance of the Gaming Center, the Hospitality Facilities and the Racing Facilities:

(a)	The total payroll costs of the employees of MRMI who work in the Gaming Business, the Hospitality Business and the Racing Business;

(b)
General and administrative expenses of the Gaming Business, the Hospitality Business and the Racing Business, general facility cleaning, laundry and trash removal expenses, employee hiring and training expenses, the cost of marketing and promoting the Gaming Center (net of any statutory marketing allowances recognized by MRMI), costs associated with the operation and maintenance of automatic teller machines and cash dispensing machines throughout the Racetrack, routine repairs and maintenance (but not the replacement of capital items), and the cost of all utility services (including heat, telephone, air conditioning, light, power, water and sewage treatment and disposal) utilized by the Gaming Business, the Hospitality Business and the Racing Business and the services of cleaning and removing snow from parking lots, driveways and walkways from the Common Areas;

(c)
The cost of food and beverage items, gaming supplies, food service supplies, cleaning supplies, stationery, uniforms, fuel and other consumable items used or sold in connection with the Gaming Business, the Hospitality Business and the Racing Business;

(d)	The cost of acquiring or leasing the Equipment, and the cost of replacing the Equipment when damaged beyond repair or rendered obsolete (but not the cost of replacing capital items);

(e)
The amount of any accounts receivable with respect to the Gaming Business, the Hospitality Business and the Racing Business that are deemed uncollectible, or in the alternative, a reasonable reserve for doubtful accounts receivable established by mutual agreement of MRMI and the Manager in the preparation of the annual Operating Budgets;

(f)	The fees and expenses of independent accountants, independent legal counsel, and other independent professional advisors;

(g)
The fees and expenses of independent technical, operational and other consultants, experts, and advisors for specified services in connection with non-routine work required by the Gaming Business, the Hospitality Business and the Racing Business to the extent included in the Operating Budget or otherwise approved by MRMI and the Manager;

(h)	The handling and service charges imposed by third parties in connection with the purchase of goods;

(i)	The amount of out-of-pocket costs and other disbursements incurred by the Manager which are reimbursed by MRMI pursuant to Section 6.04 of this Agreement;

(j)	The costs and expenses of operating computer systems and communication lines used by the Gaming Business, the Hospitality Business and the Racing Business;

(k)	Insurance premium expenses and deductibles associated with the insurance coverages described in Section 7.01 of this Agreement;

(l)
Any taxes, duties, levies, assessments, fees or other charges of any nature that are imposed on, or assessed against, the Gaming Business, the Hospitality Business, the Racing Business, the Gaming Center, the Hospitality Facilities, the Racing Facilities or the Equipment, or are otherwise related to any of the agreements between MRMI and the Manager or to the management, operation or promotion of the Gaming Business, the Hospitality Business and the Racing Business (including without limitation, any statutory assessments payable by MRMI to the State of New York or standardbred racing industry stakeholders pursuant to the Gaming Law or the Racing Law); provided however, that excluded from treatment as an Expense will be any income or similar tax imposed on the Manager or MRMI, including any gain or loss incurred by MRMI from the sale of  the Racetrack or any part thereof, or the Equipment and the related tax imposed as a result of such sale;

(m)
The costs and expenses of obtaining and maintaining operating licenses, permits, authorizations and approvals required for the conduct of the Gaming Business, the Hospitality Business or the Racing Business;

(n)
Such other costs and expenses as are specifically provided for elsewhere in this Agreement or in any approved annual Operating Budget, or are otherwise approved by MRMI and the Manager as being reasonably necessary for the management and operation of the Gaming Business, the Hospitality Business or the Racing Business, or the maintenance of the Gaming Center, the Hospitality Facilities or the Racing Facilities; and

(o)
Solely for purposes of computing Earnings Before Interest, Taxes, Depreciation and Amortization and the resulting Incentive Fee, the Base Management Fee paid or payable for the period in question shall be considered an Expense.

Any costs and expense associated with (i) MRMI’s corporate headquarters or home office, (ii) the Excluded Businesses (including without limitation, any expenses associated with the negotiation, design, development, construction, furnishing or operation of any Indian casino), (iii) the purchase of or accrual for capital items, and (iv) any depreciation or amortization of capital items incurred by the Gaming Business, the Hospitality Business and the Racing Business, shall not be included within the definition of “Expenses” for purposes of this Agreement.

1.01.13  Extraordinary Event.  An “Extraordinary Event” is any condition of force majeure that prevents the performance by a party of its obligations (other than obligations for the payment of a sum of money) set forth in this Agreement, for reasons beyond the reasonable control of such party.  Any of the following events, regardless of where it occurs or its duration, is an “Extraordinary Event”: (i) acts of nature without the interference of any human agency (including hurricanes, typhoons, tornados, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, fires, explosions, disease, or epidemics); (ii) fires and explosions caused wholly or in part by human agency; (iii) acts of war, attack, invasion, or other acts of hostility by foreign enemies; (iv) civil war, rebellion, revolution, insurrection or usurpation of sovereign power; (v) riots or other civil commotion; (vi) terrorism (including hijacking, sabotage, bombing, murder, assault and kidnapping); (vii) strikes or similar labor disturbances; (viii) lack of availability of critical materials or supplies; (ix) action or inaction of governmental authorities having jurisdiction over the Gaming Business, the Hospitality Business or the Racing Business; and (x) any other events beyond the reasonable control of MRMI or the Manager.

1.01.14  Gaming Business.  Any reference to the “Gaming Business” means (i) the business of operating the Video Lottery Machines and any other gaming devices, and the conduct of gaming or gambling operations of any type; (ii) any and all other business activities conducted in or associated with the Gaming Center; and (iii) the rental or leasing of space or licensing of other commercial activities within the Gaming Center.  However, the “Gaming Business” does not include any of the business activities within the definition of the “Excluded Businesses”.

1.01.15  Gaming Center.  The “Gaming Center” means that portion of the Racetrack which now or hereafter houses the Video Lottery Machines, the areas at the Racetrack to be used for the conduct of the Gaming Business, and all gaming-related Equipment, provided, however, that the Gaming Center shall not include facilities used in connection with the operations of an Indian casino located at the Racetrack.  A layout overview of the Gaming Center is set forth on Exhibit B attached hereto and made a part hereof.

1.01.16  Gaming Law.  The “Gaming Law” means those provisions of the New York Tax Law (including without limitation, Sections 1612 and 1617-a of the New York Tax Law) which authorize and regulate the operation of video lottery machines at pari-mutuel racetracks located in the State of New York, the regulations adopted by the NYS Lottery with respect thereto, and any modification, amendment or replacement thereof.

1.01.17  Gross Gaming Revenue.  The phrase “Gross Gaming Revenue” means the total amount realized from the operation of the Video Lottery Machines after the payment of, or accrual or provision for, all winnings and prizes paid to patrons of the Gaming Business.

                1.01.18  Gross Revenues.  The phrase “Gross Revenues” refers to the gross amount of all revenues and receipts of every kind (whether from cash or credit transactions), determined on an accrual basis, derived by MRMI from goods sold, services performed or other commercial activities conducted in connection with the Gaming Business (including without limitation, the Gross Gaming Revenue derived from the Gaming Business), the Hospitality Business and the Racing Business, together with any proceeds from business interruption insurance or other “loss of income” insurance.  However, Gross Revenues shall not include: (i) tips, service charges, or gratuities received by employees of the Gaming Business, the Hospitality Business or the Racing Business; (ii) proceeds from the sale of the Racetrack, any portion thereof, or the Equipment; (iii) proceeds under property loss, casualty or general liability insurance policies (other than the business interruption insurance to the extent such proceeds relate to the Gaming Business, the Hospitality Business and the Racing Business); (iv) the gross receipts realized by subtenants and licensees; (v) excise, sales, or use taxes or similar charges collected directly from patrons or included as part of the sales price of any goods or services; (vi) revenues collected from entertainment or special events that are paid directly to the performer or promoter; (vii) any capital awards received from New York State by MRMI pursuant to the Gaming Law; or (viii) revenues from any Excluded Business as defined in Section 1.01.11 hereof (which for the avoidance of doubt includes any revenues received by MRMI which relate to periods prior to the Commencement Date and any revenues received from Concord Associates, L.P. or its affiliates).

1.01.19  Hospitality Business.  The “Hospitality Business” includes the following commercial activities conducted at the Gaming Center, the Hospitality Facilities, the Racing Facilities and throughout the Racetrack: (i) the sale of food, beverages and other refreshments from fixed concession stands, restaurants, bars, booths, kiosks, mobile stands, vending machines, and any other areas in which concession items are sold; (ii) catering services and the sale of food, beverages and other refreshments on a group basis where one invoice is tendered for the services rendered; (iii) the sale of food and beverage items at any special events conducted at the Racetrack, unless such concession rights have been granted by MRMI to the organizer or promoter of a special event on an exclusive basis; (iv) the sale of retail merchandise to patrons of the Gaming Center, the Hospitality Facilities, the Racing Facilities and the Racetrack; (v) the provision of valet parking services to patrons of the Gaming Center, the Hospitality Facilities, the Racing Facilities and the Racetrack; (v) the operation of automatic teller machines and cash dispensing machines throughout the Racetrack; and (vi) the rental of space at the Racetrack to third party vendors, service providers and concessionaires selected by the Manager with the prior consent of MRMI.  However, the “Hospitality Business” does not include any of the commercial activities within the definition of the “Excluded Businesses”.

1.01.20  Hospitality Facilities.  The phrase “Hospitality Facilities” refers to all areas within the Racetrack to be occupied and used in connection with the conduct of the Hospitality Business.  The Hospitality Facilities include, but are not limited to, (i) commissary and food and beverage service and storage areas; (ii) food and beverage wash areas; (iii) vending and pantry areas; (iv) kitchens, food preparation and food and beverage cleaning areas; (v) change rooms for concession and retail sales personnel; (vi) concession stands, condiment stands, booths, bars, public and service bars and grills; (vii) restaurant areas and dining rooms; (viii) retail sales locations and gift shops; and (ix) concession and retail sales offices, money counting rooms and record-keeping rooms dedicated for use by the Manager.  Layout overviews of the Hospitality Facilities are set forth on Exhibit D attached hereto and made a part hereof.  Those areas of the Racetrack to be served by mobile stands will also be considered part of the Hospitality Facilities, although the precise location of the mobile stands will be determined from time to time by MRMI after consultation with the Manager. For the sake of clarity, the Hospitality Facilities shall not include facilities used in connection with an Indian casino located at the Racetrack.

1.01.21  Incentive Fee.  The “Incentive Fee” is the percentage of Earnings Before Interest, Taxes, Depreciation and Amortization (after deduction of the Manager’s Base Management Fee) realized by MRMI from the conduct of the Gaming Business, the Racing Business and the Hospitality Business that is payable to the Manager pursuant to the provisions of Section 6.01.2 of this Agreement.

                1.01.22  Legal Requirements.  The “Legal Requirements” are all public laws, statutes, ordinances, judgments, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Gaming Business, the Hospitality Business, the Racing Business, the Gaming Center, the Hospitality Facilities, the Racing Facilities and the operation thereof, including those legal requirements relating to zoning, building, public safety, environment and health, or employee benefits.

1.01.23  Management Fees.  Reference to the “Management Fees” means the Base Management Fee and the Incentive Fee referred to in Section 6.01 of this Agreement.

1.01.24  Manager.  The “Manager” is Sportsystems Gaming Management at Monticello, LLC, a New York limited liability company, and its successors and assigns.

1.01.25  Monthly Statements.  The “Monthly Statements” are the statements of income and expense to be prepared by MRMI on a monthly basis pursuant to Section 5.03 hereof, and which will reflect the results of operation of the Gaming Business, the Hospitality Business and the Racing Business.

1.01.26  MRMI.  Any reference to “MRMI” means Monticello Raceway Management, Inc., a New York corporation, and its successors and assigns.

1.01.27  NYS Lottery.  References to the “NYS Lottery” mean the Division of the Lottery, New York State Department of Taxation and Finance.

1.01.28 NYS Racing and Wagering Board.  References to the “NYS Racing and Wagering Board” mean the New York State Racing and Wagering Board.

1.01.29 Operating Budget.  The “Operating Budget” refers to the budget of income and expense for the Gaming Business, the Hospitality Business and the Racing Business to be prepared by MRMI on an annual basis, as more particularly described in Section 3.04 of this Agreement.

1.01.30 Operating Year.  An “Operating Year” generally refers to each fiscal year of operation of the Gaming Business, the Hospitality Business and the Racing Business.  The first Operating Year will begin on the Commencement Date and will continue until the close of business on December 31, 2009.  Thereafter, each Operating Year will commence on the next succeeding January 1 and will continue for a period of twelve months thereafter, except that the final Operating Year will continue through and end on the date that is the third (3rd) anniversary of the Commencement Date (unless this Agreement is terminated earlier in the manner provided herein).

1.01.31 Racetrack.  The “Racetrack” is the standardbred horse harness racetrack property, together with all buildings, structures, fixtures and improvements associated therewith, located on the 232 acres of real property owned by MRMI and located at 204 Route 17B,  Monticello, New York.  The Racetrack is more particularly identified on Exhibit A attached hereto and made a part hereof.

1.01.32  Racing Business. Any reference to the “Racing Business” means (i) the business of holding live race meetings and the export simulcasting of the MRMI racing program to other locations; (ii) the importation of simulcast racing signals from thoroughbred and standardbred racetracks owned by parties other than MRMI; (iii) the conduct of pari-mutuel wagering operations with respect to live and simulcast horse races; (iv) the business of processing compost and selling manure, fertilizer and other organic products; (v) ticket sales, admission charges, revenue shares from sales of tee shirts and promotional items, and rentals associated with special events conducted at the Racetrack; (vi) any payments made to MRMI by the Monticello Harness Horsemen’s Association or any similar association of horse owners; (vii) fees from stall rentals; (viii) fees relating to shop rental for the buildings currently used as a blacksmith shop and tack shop; (ix) fees relating to equine activities and events (including without limitation, horse shows and polo matches); and (x) all other business activities conducted in or associated with the Racing Facilities.  However, the “Racing Business” does not include any of the business activities within the definition of the “Excluded Businesses”.

1.01.33  Racing Facilities. The “Racing Facilities” means that portion of the Racetrack which now or hereafter is used to conduct the Racing Business and all racing related Equipment.  A layout overview of the Racing Center is set forth on Exhibit C attached hereto and made a part hereof.  For the sake of clarity, the Racing Facilities shall not include facilities used in connection with an Indian casino located at the Racetrack.

1.01.34 Racing Law.  Any reference to the “Racing Law” means the New York State Racing, Pari-Mutuel Wagering and Breeding Law, and any modification, amendment or replacement thereof.

1.01.35 Termination Payment.  Reference to the “Termination Payment” means the lump sum amount  payable by MRMI to the Manager in the event that the Manager terminates this Agreement as a result of an Event of Default by MRMI pursuant to Section 10.04 of this Agreement.  The “Termination Payment” will be calculated in the following manner.

(i)
The parties will mutually determine the amount of the future monthly payments to which the Manager is entitled, which will be equal to the average monthly Management Fees earned by the Manager during the twelve (12) month period of time preceding the effective date of termination of this Agreement (or such lesser number of months in the event that the effective date of termination occurs within the first twelve months of the Commencement Date).

(ii)
On or before the effective date of termination of this Agreement, MRMI will pay to the Manager a Termination Payment equal to the sum of the present values (using a seven percent (7%) discount rate) of each of the monthly payments determined above for the period from the effective date of termination through the third (3rd) anniversary of the Commencement Date.

1.01.36 Video Lottery Machines.  The “Video Lottery Machines” are the gaming machines, terminals or devices, and any associated equipment, authorized by the Gaming Law for operation at the Racetrack, together with any upgrades, modifications and replacements to such machines, terminals, devices and associated equipment.

1.02           References and Interpretations.  References to this Agreement shall include the exhibits attached hereto and all amendments or renewals thereof.  Unless expressly stated to the contrary, reference in this Agreement to any article or section includes all subsections thereof.  Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement by such reference.  All references to dollars mean the lawful currency of the United States of America.  Any reference to statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.  The words “herein,” “hereof,” “hereunder,” “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular article, section or subsection hereof.  The terms “include” and “including” shall each be construed as if followed by the phrase “without being limited to.”  This Agreement will be interpreted without interpreting any provision in favor of or against either party by reason of the drafting of the provision.

ARTICLE II
EXCLUSIVE MANAGEMENT SERVICE RIGHTS

                2.01           Exclusivity.  During the term of this Agreement, the Manager will have the exclusive right to provide management services in connection with the operation of the Gaming Business and the Hospitality Business.  MRMI agrees to provide the employees and agents of the Manager and its Affilates with reasonable access to the Gaming Center, the Hospitality Facilities, and the Common Areas during the term of this Agreement so that the Manager can perform its duties described herein.  MRMI will not engage in the Gaming Business or the Hospitality Business at the Racetrack except in accordance with the terms of this Agreement, and MRMI will not lease, license or permit the use of any part of the Racetrack to anyone other than the Manager for the operation of the Gaming Business or the Hospitality Business.

2.02           Reserved Rights and Responsibilities of MRMI.  Notwithstanding the provisions of Section 2.01 above, MRMI and the Manager acknowledge and agree that (i) MRMI shall retain the exclusive right and responsibility to supervise and manage the Racing Business, although the Manager may from time to time suggest best practices in the pari-mutuel racing industry for consideration by MRMI based on the racing business experience of the Manager’s affiliated companies, and (ii) MRMI shall likewise retain all rights with respect to the Excluded Businesses, and all revenues and expenses associated with the Excluded Businesses will accrue solely to MRMI.

ARTICLE III
RESPONSIBILITIES OF THE MANAGER
AFTER THE COMMENCEMENT DATE

                 3.01           Duties of the Manager.  MRMI hereby grants to the Manager the sole and exclusive right to assist and advise MRMI in the management of the day-to-day operations of the Gaming Business and the Hospitality Business during the term of this Agreement.  Except as otherwise specified in this Agreement, MRMI grants to the Manager the full scope of authority necessary to perform its obligations under this Agreement.  In connection therewith, the Manager shall have the authority and responsibility, subject to the provisions of this Agreement and the rules and regulations of the NYS Lottery, to assist and advise MRMI with respect to (i) determination of the operating policy, standards of operation, quality of service, maintenance and physical appearance of the Gaming Center and the Hospitality Facilities, and any other matters affecting the operation and management of the Gaming Business and the Hospitality Business; (ii) supervision and direction of all phases of advertising, marketing and promotion for the Gaming Business and the Hospitality Business, consistent with the advertising and marketing expenditures set forth in the current annual Operating Budget; and (iii) implementation of all programs contemplated by the Operating Budgets hereafter described in Section 3.04.  The performance of all activities by the Manager pursuant to this Agreement shall be on behalf of MRMI and for its exclusive account and benefit. MRMI agrees to cooperate reasonably with the Manager so that the Manager is able to carry out its duties hereunder, including without limitation, any assistance from MRMI that the Manager might need in connection with the obtaining of all licenses, permits and approvals required for the operation of the Gaming Business and the Hospitality Business.  The Manager agrees to cooperate reasonably with MRMI so that the recommendations of the Manager in exercising the authority described above are consistent with the current annual Operating Budget, and are also consistent with practices in gaming facilities reasonably comparable to the Gaming Center.

3.02           Specific Responsibilities of the Manager.  From and after the Commencement Date, the Manager will use its reasonable best efforts to assist MRMI in the performance of its management and supervisory duties with respect to the Gaming Business and the Hospitality Business, including the following specific duties:

(a)
To assist in supervision of the employees of MRMI engaged in the collection and deposit of all Gross Revenues received from operation of the Gaming Business and the Hospitality Business, with cash deposits to be made to such Bank Accounts as are designated by MRMI;

(b)
To assist in overseeing the employees of MRMI, or third party vendors and service providers, in connection with the general administration, management and operation of the Gaming Business and the Hospitality Business, including without limitation, providing for (i) water, heat, light and other utility services; (ii) recurring services such as trash removal, pest extermination, decorating, gardening, laundry, telephone service, snow removal and any other customary and commercially reasonable contracts or services; (iii) purchases contemplated by this Agreement using reasonable best efforts to obtain provisions in such contracts and purchases which are beneficial to the operation of the Gaming Business and the Hospitality Business (it being understood that the Manager will provide MRMI with the benefit of discounts available to the Manager under national purchasing contracts where possible); (iv) marketing and promotional programs or services; (v) personnel services; (vi) accounting, bookkeeping and cash management services, and (vii) security services;

(c)
To advise and assist MRMI in the negotiation or termination of contracts, the recovery of possession of property, and to otherwise assist in enforcing all the rights of MRMI with respect to any contract or dispute related to the Gaming Business and the Hospitality Business, and in connection with the prosecution by MRMI of legal actions against third parties or the determination of when to settle, compromise and/or release any such actions or suits;

(d)
To assist in supervision of the employees of MRMI responsible for maintaining the Gaming Center and the Hospitality Facilities in a good state of repair and condition, and to assist in ensuring that ordinary repairs, alterations and improvements to the Gaming Center and the Hospitality Facilities are made, including advising MRMI of the necessity and estimated cost of such maintenance and repairs;

(e)
To recommend and assist in overseeing the placement, replacement and substitution of the Equipment and other furnishings located in the Gaming Center and the Hospitality Facilities as the same are damaged, destroyed or become obsolete, or as is otherwise necessary to the successful operation of the Gaming Business and the Hospitality Business;

(f)	To assist MRMI in obtaining and maintaining all licenses, permits, authorizations and approvals required for the conduct of the Gaming Business or the Hospitality Business;

(g)
To assist in supervision of the employees of MRMI responsible for remitting to the NYS Lottery all amounts realized from the conduct of the Video Lottery Machine operations of the Gaming Business, to the extent required by law;

(h)
To promptly notify MRMI of any personal injury, property damage or other claim occurring on, or claimed by any party with respect to, the Gaming Center or the Hospitality Facilities, and to promptly forward to MRMI any summons, subpoena or other legal document served upon the Manager relating to actual or alleged potential liability of MRMI or the Manager (whether or not in connection with the Gaming Center or the Hospitality Facilities, or the operation of the Gaming Business or the Hospitality Business);

(i)
To assist MRMI in making all reasonable efforts to prevent violations of, and otherwise comply with, the provisions of any Legal Requirements applicable to the use and occupancy of the Gaming Center and the Hospitality Facilities, or the conduct of the Gaming Business and the Hospitality Business;

(j)
To assist in the supervision of the employees of MRMI in their performance of all financial reporting functions with respect to the Gaming Business and the Hospitality Business and in their maintaining of the licenses, permits, authorizations, approvals and insurance coverages required for such businesses or as contemplated by this Agreement;

(k)	To assist MRMI as reasonably requested with the preparation of information to be included in any regulatory reports or filings pertaining to the Gaming Business or the Hospitality Business; and

(l)	To assist MRMI in making arrangements for appropriate security for the operation of the Gaming Business and the Hospitality Business.

In addition to the foregoing, the Manager may from time to advance monies to MRMI for mutually agreed upon capital projects identified by the Manager which clearly provide a substantial return on investment and which are projected to be repaid within an agreed upon timeframe.

            3.03           No Liability for Certain Violations.  The Manager assumes no liability whatsoever for any acts or omissions of MRMI or any previous owners of the Racetrack.  Except as otherwise provided for herein, the Manager assumes no liability for violations currently existing at the Racetrack with respect to applicable Legal Requirements, including without limitation, Legal Requirements relating to health, taxes or the environment or hereafter with respect to any environmental laws or regulations, and MRMI agrees to indemnify, defend and hold the Manager harmless from and against any and all claims, fines, costs, fees and expenses arising in respect thereof.  The Manager shall promptly notify MRMI in writing of any such violation discovered by the Manager, but the failure to so notify shall not be a waiver of the Manager’s rights pursuant to this Section 3.03.  Notwithstanding the foregoing, the Manager shall be responsible for all violations of applicable Legal Requirements as a direct result of any act or omission by the Manager or others acting under or through the Manager, and the Manager shall indemnify and hold MRMI harmless from and against any and all claims, fines, costs, fees and expenses arising in respect to any of such matters for which the Manager is responsible.

            3.04           Operating Budgets.  MRMI will prepare an Operating Budget covering the prospective operations of the Gaming Business, the Hospitality Business and the Racing Business for each Operating Year, for review and approval by the Manager in accordance with the provisions of this Section 3.04.

3.04.1  Preparation of the Budgets. MRMI will submit to the Manager, not less than forty-five (45) days in advance of each Operating Year (except for the first Operating Year which will be submitted to the Manager within forty-five (45) days following the Commencement Date), a forecast composed of an estimate of profit and loss by month, an estimated cash flow projection by month, and a forecast of the operations of the Gaming Business, the Hospitality Business and the Racing Business by department (collectively the “Operating Budget”).

3.04.2  Review of the Budgets.  In connection with its annual submission of the Operating Budget, representatives of MRMI will meet with representatives of the Manager to have an in-depth discussion thereof, including a comparison of such budgets with the previous year’s performance of the Gaming Business, the Hospitality Business and the Racing Business, a discussion of marketing strategies, identification of potential markets, and the proposed expenditures contained in the Operating Budget.

3.04.3  Approval of the Budgets.  The Operating Budget shall be subject to the approval of the Manager, it being contemplated that each such Operating Budget shall be agreed upon by the parties within thirty (30) days after the submission of the same by MRMI to the Manager.  If the Manager shall fail to approve any Operating Budget within thirty (30) days after its receipt from MRMI, and if the Manager fails to submit written objections to the Operating Budget to MRMI within such thirty (30) day period of time, then the Manager shall be deemed to have approved the same.  In case of a dispute with regard to any Operating Budget, pending the resolution of such dispute MRMI shall be entitled to continue to fund the Gaming Business, the Hospitality Business and the Racing Business in accordance with the standards set forth herein and shall be entitled to make expenditures which are contemplated by and consistent with the Operating Budget proposed by MRMI for such Operating Year; provided however, that, the maximum approved amount of such expenditures shall be equal to (a) the aggregate of all items set forth in the Operating Budget which are not disputed by the Manager, plus (b) with respect to all items in the Operating Budget which are disputed or objected to by the Manager, the amount allocated to such item(s) in the Operating Budget for the immediately preceding Operating Year increased by five percent (5%).  The Manager shall act reasonably and exercise prudent business judgment in approving or disapproving each portion of the Operating Budget, and will act in a manner that shall permit the continued functioning and operation of the Gaming Business, the Hospitality Business~~.~~ and the Racing Business.

3.04.4  Performance under the Operating Budget.  MRMI agrees to conduct the Gaming Business, the Hospitality Business and the Racing Business in accordance with the Operatings Budgets jointly approved by MRMI and the Manager in the manner described in Section 3.04.3 above.  The Manager will use commercially reasonable efforts to assist MRMI in achieving the results set forth in the Operating Budget with respect to any Operating Year; provided however, that MRMI acknowledges each Operating Budget is a composition of estimates and, therefore, the Manager cannot guarantee or warrant that the actual operation of the Gaming Business, the Hospitality Business and the Racing Business for any Operating Year will be as set forth in the Operating Budget for such Operating Year.  During each Operating Year, the Manager will also use commercially reasonable efforts to assist MRMI in the operation of the Gaming Business and the Hospitality Business within the approved Operating Budget (subject, in the case of any disputed items, to the provisions of Section 3.04.3).  Notwithstanding the foregoing, MRMI understands and agrees as follows:

(a)
Certain expenses provided for in the Operating Budget for any Operating Year will vary based on the number of patrons served by the Gaming Business, the Hospitality Business and the Racing Business, and accordingly, to the extent that patronage of the Gaming Center, the Hospitality Facilities and the Racing Facilities for any Operating Year exceeds the patronage projected in the approved Operating Budget for such Operating Year, such approved Operating Budget shall be deemed to include corresponding increases in such variable expenses.

(b)
The amount of certain Expenses such as real estate taxes, utilities, insurance premiums, license and permit fees, and charges assessed by professional advisers or provided for in contracts and leases entered into by MRMI pursuant to this Agreement are not within the ability of the Manager to control.  All of such uncontrollable Expenses shall be paid without regard to the estimated amounts provided with respect thereto in the approved Operating Budget for any Operating Year.

(c)
If any expenditures are required on an emergency basis to avoid damage to the Gaming Center, the Hospitality Facilities and the Racing Facilities or injury to persons or property, MRMI may direct the payment of such amounts as may reasonably be required to avoid or mitigate such damage or injury, even if the amounts of such expenditures are not specified in, or are not within the amounts provided for in, the approved Operating Budget for the Operating Year in question.  MRMI will notify the Manager as promptly as reasonably possible of the making any such expenditures.

(d)
If any expenditures are required to comply with any Legal Requirements or to cure or prevent any violation thereof, MRMI may direct the payment of such amounts as may be necessary to comply with such Legal Requirements or to remove or prevent the violation thereof even if the amounts of such expenditures are not specified in, or are not within the amounts provided for in, the approved Operating Budget for the Operating Year in question.

(e)
The Manager shall have the right from time to time during each Operating Year to propose modifications to the approved Operating Budget then in effect based on actual operations during the elapsed portion of the Operating Year in question.  Any such modification will be based on the judgment of the Manager as to what will transpire during the remainder of such Operating Year, and such modifications shall be subject to the approval of MRMI.

3.05          Defective Conditions.  If the design or construction of the Gaming Center and the Hospitality Facilities is defective, and the defective condition causes material damage or disruption to the Gaming Business or the Hospitality Business, poses a risk of injury to people or property, materially interferes with the ability of the Manager to assist MRMI with respect to supervision of the operation of the Gaming Business and the Hospitality Business, or is not in compliance with one or more Legal Requirements, the Manager will notify MRMI of such circumstance and MRMI shall as expeditiously as possible remedy such defect.  The obligation of MRMI to proceed expeditiously to correct such condition shall apply regardless of whether or when insurance proceeds may be available to cover the necessary expenditures.  Any amounts expended by MRMI in effecting the remedy of any such defect shall not be treated as Expenses for purposes of this Agreement.

ARTICLE IV
RETAINED RIGHTS, AUTHORITY AND
RESPONSIBILITIES OF MRMI

4.01         Retained Rights of MRMI.  All legal and equitable interest in the Racetrack, the Gaming Center, the Hospitality Facilities, the Racing Facilities and the improvements made thereto from time to time shall belong exclusively to MRMI.  Subject to the obligation of MRMI to pay the Management Fees described in Section 6.01 of this Agreement, MRMI retains the exclusive right to receive and retain all of the Gross Revenues of the Gaming Business, the Hospitality Business and the Racing Business, subject to the obligation on the part of MRMI to pay the Expenses.

4.02         Authority and Responsibilities of MRMI.  MRMI expressly retains the following authority and responsibilities with respect to the conduct of the Gaming Business, the Hospitality Business and the Racing Business:

4.02.1  Collection of Gross Revenues.  MRMI will collect all of the Gross Revenues realized from the conduct of the Gaming Business, the Hospitality Business and the Racing Business.

4.02.2  Provision of Working Capital.  MRMI will provide the Gaming Business, the Hospitality Business and the Racing Business with sufficient working capital required for the normal conduct of the Gaming Business, the Hospitality Business and the Racing Business; including without limitation, the currency and coin required to be maintained on site in connection with the operation of the Video Lottery Machines (i.e., the Gaming Center bankroll).

4.02.3  Payment of Amounts Owed to the NYS Lottery, Monticello Harness Horseman’s Association, Inc., Expenses, Taxes and Other Charges.  MRMI will collect and remit to the NYS Lottery all amounts required to be paid over to the NYS Lottery pursuant to the Gaming Law and all amounts payable to the Monticello Harness Horseman’s Association, Inc.  MRMI will promptly pay all Expenses incurred in the operation of the Gaming Business, the Hospitality Business and the Racing Business. In addition, MRMI will pay when due all taxes and other governmental charges and assessments incurred in connection with the Gaming Business, the Hospitality Business and the Racing Business or which pertain to the ownership, use and occupation of the Racetrack, the Gaming Center, the Hospitality Facilities and the Racing Facilities.

4.02.4  Payment for Capital Renewals.  MRMI will be responsible for the payment of all capital items required to ensure the good working condition of the Gaming Center, the Hospitality Facilities and the Racing Facilities.  Such capital reinvestment, and the depreciation or amoritzation with respect thereto, shall not be considered Expenses for purposes of this Agreement.

4.02.5  Employment of Personnel.  MRMI will hire, promote and discharge all employees of the Gaming Business, the Hospitality Business and the Racing Business, with such employees to be supervised and directed in the performance of their day-to-day duties by MRMI with the assistance of the Manager to the extent provided in this Agreement.  Notwithstanding the reserved right of MRMI to hire and discharge its employees who work in the Gaming Business, the Hospitality Business and the Racing Business, MRMI will consider the suggestions and recommendations of the Manager with respect to the hiring, promotion and discharge of such employees.

4.02.6  Labor Relations.  MRMI will control and be responsible for all negotiations with any labor union which represents employees of the Gaming Business~~,~~ the Hospitality Business and the Racing Business, and the Manager agrees to assist MRMI in such negotiations to the extent reasonably requested by MRMI, and to comply with the terms of any collective bargaining agreement that MRMI may enter into with its employees.

4.02.7  Marketing and Advertising.  MRMI will implement the marketing, advertising and promotial programs for the Gaming Business and the Racing Business developed with the assistance of the Manager and any third party marketing consultants that may be retained by MRMI to promote the Gaming Business and the Racing Business, provided the expenditures for such programs are within the limits contained in the current Operating Budget.  The annual Operating Budgets will establish the cost of complimentary items provided to patrons of the Gaming Center and the Racing Facilities in connection with the promotion of the Gaming Business and the Racing Business, respectivly.

4.02.8   Maintenance and Repair.  MRMI will be responsible for the maintenance, repair and upkeep of the Racetrack (including the Gaming Center, the Hospitality Facilities and the Racing Facilities) in order to make sure that the Racetrack remains an attractive venue for video lottery gaming.

4.02.9  Utility Services.  MRMI will arrange with local utility companies for the delivery and hook-up of electricity, heat, lighting, natural gas, water, sewer, telephone and other utility services required for the operation of the Gaming Business, the Hospitality Business and the Racing Business.

4.02.10  Security.  MRMI will provide all surveillance systems and security personnel required by any Legal Requirements, or otherwise consistent with good business practices, for the operation of the Gaming Business, the Hospitality Business and the Racing Business.

4.02.11  Licenses and Permits.  MRMI will apply for, and use its commercially reasonable best effort to obtain and maintain, all licenses, permits, authorizations and approvals required for the operation of the Gaming Business, the Hospitality Business and the Racing Business, including without limitation, all licenses, permits, approvals and authorizations required for (i) the conduct of harness racing and pari-mutuel wagering at the Racetrack, (ii) the conduct of video lottery gaming operations at the Racetrack, and (iii) the sale of alcoholic beverages for on-premises consumption at the Racetrack.  MRMI agrees to execute and deliver any and all applications and other documents and to provide all disclosures of information to governmental agencies as shall be reasonably required, and the Manager agrees to cooperate with MRMI in all reasonable respects, in applying for, obtaining and maintaining such licenses, permits, approvals and authorizations, including without limitation, providing information requested by any governmental agency having jurisdiction over the operations of the Gaming Business, the Hospitality Business and the Racing Business as to the employees, directors or owners of Manager or any Affiliate of Manager.

4.02.12  Contracts and Leases. MRMI will enter into any contracts for goods or services required by the Gaming Business, the Hospitality Business and the Racing Business, and any leases for Equipment used in the Gaming Business, the Hospitality Business and the Racing Business that is not purchased outright and owned by MRMI.

4.02.13  Compliance with Loan Agreements and Mortgages. MRMI will use its commercially reasonable best efforts to cause the Gaming Business, the Hospitality Business and the Racing Business to comply with all applicable covenants and provisions of all loan agreements and mortgages to which MRMI is a party or by which its assets are bound, and pay, when due, the principal and interest due pursuant to such loan agreements and mortgages.

4.02.14  Legal Requirements.  MRMI will use its commercially reasonable best efforts to do, or cause to be done, all such acts and things in and about the Gaming Center, the Hospitality Facilities and the Racing Facilities as shall be reasonably necessary to comply with Legal Requirements and the terms of all insurance policies contemplated in Article VII of this Agreement, provided that the Manager shall cooperate with MRMI in this respect and shall notify MRMI of any violation of such Legal Requirements with respect to which the Manager receives written notice, or otherwise obtains actual notice.

4.02.15  Legal Proceedings.  MRMI will, in its reasonable business judgment, institute and diligently pursue any and all legal actions or proceedings to collect charges, rent or other income derived from the operation of the Gaming Business, the Hospitality Business and the Racing Business, or to terminate any contract or lease.  MRMI shall take appropriate steps to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any action or proposed action in which MRMI is a party and which would result in the suspension of the Gaming Business or the Racing Business or would materially and adversely impact the revenues or expenses of the Gaming Business or Racing Business.

4.02.16  Final Determination.  Subject to its compliance with the terms of this Agreement and the Operating Budgets provided for herein, MRMI will make all final determinations with respect to the operation of the Gaming Business, the Hospitality Business and the Racing Business.

ARTICLE V
ACCOUNTING AND CASH MANAGEMENT

                5.01         Bank Accounts.  MRMI shall select a bank or banks (collectively, the “Bank”) to receive and maintain the Gross Revenues generated by the operation of the Gaming Business, the Hospitality Business and the Racing Business.  All amounts realized from the conduct of the Gaming Business, the Hospitality Business and the Racing Business shall be deposited at least once daily (or at such other frequency as MRMI and the Manager shall mutually establish) into one or more accounts at the Bank established by MRMI (the “Bank Accounts”).  Payment of all Expenses and Management Fees shall be made by MRMI from the Bank Accounts by check or wire transfer.

                5.02         Collection and Disbursement of Funds.  The funds generated by the operation of the Gaming Business, the Hospitality Business and the Racing Business will be dealt with as follows:

5.02.1  Deposit of Gaming Business and Hospitality Business Revenues.  At least once each day (or at such other frequency as MRMI and the Manager shall mutually establish), MRMI shall arrange for the deposit of all amounts realized from the conduct of the Gaming Business, the Hospitality Business and the Racing Business into the Bank Accounts established in accordance with Section 5.01.  MRMI shall arrange for a bonded transportation service to effect the safe transportation of the receipts of the Gaming Business, the Hospitality Business and the Racing Business realized at the Racetrack to the Bank, and the cost of such transportation service shall be an Expense.

5.02.2  Payment of Amounts Owed under the Gaming Law.  MRMI shall arrange for the transfer of the amount realized from the operation of the Video Lottery Machines which, after the payment of winnings and prizes to customers, is required to be remitted to the NYS Lottery or any other third party in accordance with the Gaming Law, with such frequency as is set forth in the Gaming Law or in any other Legal Requirements.

5.02.3  Application of Gross Revenues.  The Gross Revenues realized by MRMI from the operation of the Gaming Business, the Hospitality Business and the Racing Business will be applied as follows:

(a)	First, to the payment of, or provision for, all Expenses incurred or anticipated to be incurred in connection with the Gaming Business, the Hospitality Business and the Racing Business;

(b)	Second, to the payment of the monthly Base Management Fee described in Section 6.01.1 of this Agreement;

(c)	Third, to the payment of the annual Incentive Fee described in Section 6.01.2 of this Agreement; and

(d)
Thereafter, any remaining amount of Gross Revenues generated by the Gaming Business, the Hospitality Business and the Racing Business not required to meet the foregoing Expenses and Management Fees will be retained by MRMI.

                5.03          Financial Statements.  MRMI, with the assistance of the Manager, will prepare income and expense statements on a monthly basis which reflect the results of operation of the Gaming Business and the Hospitality Business, supplemented by a statement reflecting the Earnings Before Income, Taxes, Depreciation and Amortization of the Gaming Business, the Hospitality Business and the Racing Business (the “Monthly Statements”).  Each Monthly Statement will be provided by MRMI to the Manager on or before the twentieth (20th) day following the end of the month to which such Monthly Statement relates.  If the NYS Lottery requires monthly reports, then the Monthly Statements shall be in the same format as is prescribed by the NYS Lottery, provided such format discloses information sufficient to allow computation of the Incentive Fee.  In addition, MRMI’s independent accountants will prepare statements of the financial condition and results of operation of the Gaming Business, the Hospitality Business and the Racing Business within seventy-five (75) days after the close of each Operating Year (the “Annual Statements”).  The Annual Statements will include balance sheets, income and expense statements setting forth in reasonable detail all Gross Revenues and Expenses, statements of changes in cash position, a computation of Earnings Before Income, Taxes, Depreciation and Amortization, a computation of the Management Fees payable by MRMI to the Manager pursuant to Section 6.01 of this Agreement for the Operating Year, and any other schedules as may be agreed upon by MRMI and the Manager pursuant to proper auditing and financial reporting requirements.  After the first full year of operations, the Monthly Statements shall be prepared to reflect comparative results with the same month of the prior year, and the Annual Statements shall compare results with the prior Operating Year.

                 5.04         Books of Account.  MRMI will maintain accurate books and records that reflect the financial activity of the Gaming Business, the Hospitality Business and the Racing Business in conformity with generally accepted accounting principles consistently applied.  The books of account shall reflect detailed day-to-day operations of the Gaming Business, the Hospitality Business and the Racing Business and shall utilize accounting systems and procedures which, at a minimum, (i) include a system of internal accounting controls, (ii) permit the preparation of financial statements in accordance with generally accepted accounting principles, (iii) be susceptible to audit, and (iv) permit the calculation and payment of Management Fees and expense reimbursements to the Manager in accordance with the terms of this Agreement.  Such books of account shall be maintained at the Racetrack, and duly authorized representatives of the Manager shall have access to the records of the daily operations of the Gaming Business, the Hospitality Business and the Racing Business and the right to inspect, examine, and copy all such books and supporting business records.  The Manager shall also have the right, at its sole cost and expense, to perform special or independent audits of all financial records relating to the Gaming Business, the Hospitality Business and the Racing Business as the Manager elects.

ARTICLE VI
MANAGEMENT FEES AND
REIMBURSEMENT OF EXPENSES

                6.01          Management Fees.  In consideration for the management services to be provided by the Manager pursuant to this Agreement, MRMI will pay the following amounts to the Manager:

6.01.1  Base Management Fee.  The Manager shall receive a Base Management Fee equal to three quarters of one percent (0.75%) of the Gross Gaming Revenue realized by MRMI.  The Base Management Fee will be payable in monthly installments.

6.01.2  Incentive Fee.  The Manager shall receive an Incentive Fee in an amount equal to twenty percent (20%) of the amount by which Earnings Before Interest, Taxes, Depreciation and Amortization is greater Nine Million Four Hundred Thousand Dollars ($9,400,000) (hereafter, the “Base EBITDA”).  The Incentive Fee shall be prorated for the first and last Operating Years under this Agreement based on the portion of MRMI’s fiscal year that the Manager is providing services to MRMI.  An example of the manner in which Earnings Before Interest, Taxes, Depreciation and Amortization is to be calculated is attached hereto as Exhibit E.  However, in computing Earnings Before Interest, Taxes, Depreciation and Amortization, the amount of the Base Management Fee paid or payable for such period shall be deducted from Gross Revenues, as a part of the Expenses.  The Incentive Fee will be payable on an annual basis.

6.01.3  Adjustments to Incentive Fee Calculation.  The manner in which the Incentive Fee is calculated pursuant to Section 6.01.2 above shall be subject to adjustment in the following respects:

(a)
If the statutory video lottery agent vendor fee received by MRMI pursuant to the Gaming Law is increased or decreased from its current forty-two percent (42%) rate, such percentage change shall be multiplied by the sum of Fifty-Three Million Three Hundred and Sixty Thousand Dollars ($53,360,000), which amount represents the Gross Gaming Revenue component of MRMI’s Earnings Before Interest, Taxes, Depreciation and Amortization used to establish the Base EBITDA set forth in Section 6.01.2 above, and the resulting amount shall be prorated (if necessary) to reflect an adjustment applicable to a partial Operating Year and then added to or deducted from the Base EBITDA, as the case may be, for purposes of establishing the prospective Incentive Fee payable to the Manager.

(b)
If the statutory retainage (“take-out”) on pari-mutuel wagering pools and/or the statutory racing signal commissions received by MRMI pursuant to the Racing Law are increased or decreased from their current rates, such percentage change shall be multiplied by the respective pari-mutuel handle or income that is a component of MRMI’s Earnings Before Interest, Taxes, Depreciation and Amortization used to establish the Base EBITDA set forth in Section 6.01.2 above, and the resulting amount shall be prorated (if necessary) to reflect an adjustment applicable to a partial Operating Year and then added to or deducted from the Base EBITDA, as the case may be, for purposes of establishing the prospective Incentive Fee payable to the Manager.

(c)
Except to the extent provided in this Section 6.01.3 and in Section 6.05 below, the method of calculating the Incentive Fee will not be subject to adjustment for any other reason or cause.  Without limiting the generality of the foregoing, the Base EBITDA will not be adjusted or altered in the event that (i) the hours of operation of the Gaming Business, the Hospitality Business or the Racing Business are increased or reduced, (ii) MRMI is authorized to operate gaming devices or conduct gaming operations which supplement or replace its Video Lottery Machines, or (iii) the NYS Lottery grants MRMI the right to offer non-taxable “free play” to its patrons, or authorizes MRMI to benefit from other marketing and promotional incentives.

Management Fees shall not accrue, or be payable with respect to any services provided by the Manager, prior to the Commencement Date.  The liability of MRMI to make payment of Management Fees shall begin on the Commencement Date.

6.02          Payment of Base Management Fee.  After the Commencement Date, the Base Management Fee shall be payable by MRMI on or before the twentieth (20th) day following the end of the month to which such Base Management Fee relates, and will be remitted to the Manager with the Monthly Statement for such month prepared in accordance with Section 5.03 of this Agreement.  The first installment of the Base Management Fee shall be prorated if the first month is a partial month, and the final installment of the Base Management Fee shall likewise be prorated if this Agreement expires or is terminated on a date other than at the end of a month.

                6.03          Annual Payment of the Incentive Fee, and Reconciliation of Base Management Fees.  The Incentive Fee for an Operating Year shall be payable by MRMI on or before the twentieth (20th) day after the receipt by MRMI and the Manager of the Annual Statements for such Operating Year.  At the time of payment of such Incentive Fee, MRMI and the Manager will also make any adjusting payment required in order to reconcile the amount of Base Management Fees received by the Manager during the course of such Operating Year with the amount determined to be actually payable by MRMI based on the Annual Statements.  To the extent that the Manager has not received the full amount of the Base Management Fees payable by MRMI for such Operating Year, MRMI shall immediately pay to the Manager the amount of such deficiency.  To the extent that the total Base Management Fees actually paid by MRMI during such Operating Year exceed the amount of Base Management Fees which should have been paid, MRMI shall have the right to either (i) apply the amount of such excess to the future Base Management Fees owed to the Manager in the succeeding Operating Year, (ii) require the Manager to immediately refund such excess amount, or (iii) offset such excess amount against any Incentive Fee.  A comparable final reconciliation of the Base Management Fees will be made by MRMI and the Manager within sixty (60) days following the expiration or termination of this Agreement.

6.04          Reimbursement of Expenses.  MRMI will reimburse all reasonable out-of-pocket expenses incurred by the Manager in providing the management services described in this Agreement, including without limitation, any (i) reasonable out-of-pocket travel and lodging expenses incurred by employees of the Manager and its Affiliates who travel to the Racetrack to assist in the operation of the Gaming Center and the Hospitality Facilities, (ii) from and after the Commencement Date, the payroll cost of the supervisory, support and training personnel of the Manager and its Affiliates who are based at the Racetrack for one week or longer with the prior consent of MRMI (which consent will not be unreasonably withheld), it being understood that such reimbursement will not apply to any executive and senior management personnel of the Manager and its Affiliates, including, but not limited to, Christian Riegle, Steven Martin and Therrin Protze, (even if based at the  Racetrack for longer than one week), and (iii) expenses incurred in retaining third party professionals and other service providers, subject to the prior approval of MRMI.  In no event will MRMI be required to reimburse the Manager or its Affiliates for any of their normal general and administrative expenses, or any costs associated with their employees who are not based at the Gaming Center except to the extent expressly described above.

6.05          Renegotiation of the Management Fee.  Should the planned Concord Hotel and Casino commence gaming operations in competition with MRMI’s Gaming Business during the term of this Agreement, the impact on MRMI’s Gross Revenues and Expenses is expected to be substantial.  In such event, MRMI and the Manager will negotiate in good faith to make such changes to the method by which the Management Fees are calculated as are reasonable, appropriate and equitable under the circumstances; provided however, that in no event shall the dollar amount of the monthly Base Management Fee payable to the Manager following the opening of the Concord Hotel and Casino be less than the dollar amount of the Base Management Fee received by the Manager during the full calendar month immediately preceding the month in which the Concord Hotel and Casino opened.

ARTICLE VII
INSURANCE

7.01          Insurance Coverage.  The following insurance shall be secured and maintained with respect to the Gaming Center, the Hospitality Facilities and the Racing Facilities at all timesduring the term of this Agreement:

(a)
Property insurance provided by an all risk policy form, including coverage for the perils of fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Gaming Center, Hospitality Facilities and Racing Facilities and contents in an amount equal to the full replacement value thereof;

(b)
Business interruption insurance provided by an all risk policy form, including business interruption resulting from the perils of fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements for full recovery of the net profits and continuing expenses of the Gaming Business, the Hospitality Business and the Racing Business for the entire period of any such business interruption;

(c)
Insurance against loss from accidental damage to, or from the explosion of, boilers, electrical apparatus, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items;

(d)
Commercial general liability, commercial automobile liability insurance including coverage for owned, non-owned and leased automobiles, garage keepers liability, products and completed operations, contractual liability, and liquor liability in an amount not less than $1,000,000.00 per occurrence in primary coverage and $10,000,000.00 in umbrella coverage, for a total of $11,000,000.00 in liabilty coverage;

(e)	Comprehensive crime insurance in an amount equal to not less than $1,000,000.00;

(f)
Workers’ compensation providing statutory benefits and employers~~'~~’ liability insurance in an amount not less than $1,000,000.00 each accident, $1,000,000.00 each disease-policy limit and $1,000,000.00 each disease - each employee; and

(g)	Employment practices liability insurance in the amount of $1,000,000.00 per claim.

7.02         Responsibility to Maintain Insurance.  From and after the Commencement Date, MRMI shall procure and maintain the insurance policies described in Section 7.01 above.  In either event, the cost of such insurance shall be treated as an Expense for purposes of this Agreement.

7.03         General Requirements.  All policies of insurance shall be written on an "occurrence" basis, if possible, and if any policy is written on a "claims made" basis, then such policy must, if possible, be continued in effect for a three (3) year period following the expiration or early termination of this Agreement.

7.04          Policies and Endorsements.  The following provisions will apply to the policies of insurance to be maintained during the term of this Agreement:

7.04.1  Policies.  All insurance provided for under Section 7.01 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility.  The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not less than thirty (30) days after the respective dates of expiration.

7.04.2  Endorsements.  All policies of insurance provided for under this Article VII shall provide that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to MRMI and the Manager.  All insurance policies procured pursuant to Section 7.01 shall also contain an endorsement to the effect that such insurance is primary to any similar insurance maintained by the Manager.

7.04.3  Named Insureds.  All policies of insurance required under clauses (a) through (g) of Section 7.01 (excluding clause (f), which shall be carried in the name of MRMI only) shall indicate that MRMI and the Manager are the named insureds.  Losses thereunder shall be payable to the parties as their respective interests may appear.  All insurance policies required in clauses (a), through (g) (excluding clause (f)) of Section 7.01 shall name the respective Affiliates of MRMI and the Manager, and the directors, officers, agents and employees of MRMI, the Manager and each of their Affiliates, as additional insureds, if such parties may be named as additional insureds without the payment of an additional premium.

7.04.4  Evidence of Insurance.  As soon as practicable prior to the effective date of the applicable coverages, the party which obtains the insurance coverages under this Article VII shall provide the other party with binders evidencing that the applicable insurance requirements of this Agreement have been satisfied and, as soon as practicable thereafter, shall provide true and complete copies of policies for such insurance.  As soon as practicable prior to the expiration date of each such policy, the party obtaining such insurance shall provide the other party with binders evidencing renewal of existing or acquisition of new coverages.  True and complete copies of renewed or new policies or certificates of insurance shall be provided by the party obtaining insurance coverage under this Article VII to the other party as soon as practicable after renewed or new coverages become effective.

7.04.5  Waiver of Liability.  Neither the Manager nor MRMI shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article VII, any claims for any losses, damages, liability or expenses (including attorneys~~'~~’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Gaming Center, the Hospitality Facilities and the Racing Facilities, to the extent that the same are covered by the insurance required under this Article VII.  Each policy of insurance shall contain a specific waiver of subrogation reflecting the terms of this Section 7.04.5, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

ARTICLE VIII
TRADE NAMES, CONFIDENTIAL INFORMATION,
AND NON-SOLICITATION

                 8.01        Business Name.  The Gaming Business and the Racing Business shall be operated under such name as MRMI shall designate from time to time.

                 8.02        Trade Names, Trademarks and Service Marks.  MRMI and the Manager will determine the trade names, trademarks and service marks (the “Marks”) to be used in connection with the operation of the Gaming Business and the Racing Business.  MRMI will arrange for the purchase and installation of signage throughout the Gaming Center and Racing Facilities which makes use of the Marks, with such signage and its placement to be subject to consultation with the Manager, and the Marks will be used in connection with the promotion and marketing of the Gaming Business and the Racing Business.  The costs of purchasing and installing such signage are capital items and therefore shall not be treated as Expenses hereunder, but the general costs of promoting and marketing the Gaming Business and the Racing Business shall be treated as Expenses for purposes of this Agreement.  Ownership of the Marks shall, for all purposes, belong exclusively to MRMI.

                8.03         Confidential Information.  MRMI and the Manager each agree that any information received concerning the other party hereto during the performance of this Agreement, regarding such other party’s organization, financial matters, marketing plans or other information of a propriety nature, shall be treated by the parties in full confidence, will be used solely for the purpose of performing the parties’ respective duties under this Agreement, will not be used in any way detrimental to the party which discloses such proprietary information, and will be kept confidential by each of MRMI and the Manager; provided, however, that such proprietary information may be disclosed to the employees and other representatives of MRMI and the Manager who need to know such information for the purpose of performing this Agreement.  Without limiting the generality of the foregoing, MRMI and the Manager agree that such proprietary information shall not be disclosed to any third party other than (i) the NYS Lottery, (ii) any other governmental agency having jurisdiction over the Gaming Business, the Hospitality Business or the Racing Business or the use and operation of the Gaming Center, the Hospitality Facilities or the Racing Facilities, or (iii) as otherwise expressly required by Legal Requirements applicable to any party hereto.  MRMI acknowledges that certain gaming and pari-mutuel racing licenses are currently issued to and held by Affiliates of the Manager, and that the Affiliates of the Manager may, in the future, apply for additional gaming licenses.  Accordingly, certain Legal Requirements may require the Affiliates of the Manager to disclose private or otherwise confidential information about MRMI or the operations of the Gaming Business or the Racing Business.  MRMI hereby consents to such disclosure as long as the same, in each instance, is approved, in advance and in writing, by MRMI.  MRMI further agrees to refrain from any action that may affect the licenses issued to the Affiliates of the Manager, so long as the same will not unduly interfere with MRMI’s operation of its various businesses at the Racetrack facility.

                 8.04         Restriction on Employee Solicitation.  Each of the parties agrees to refrain from soliciting the employment of, or hiring or otherwise retaining the service of, the employees of the other party hereto or such parties’ Affiliates during the term of this Agreement and for a period of twelve (12) months after the expiration or termination of this Agreement, provided however that each of the parties shall not be prohibited from hiring an employee of the other party as a result of a response by such employee or his agent to a non-targeted general solicitation through a public medium such as media advertisements and the use of professional search firms.

ARTICLE IX
REPRESENTATIVES OF THE PARTIES

                 9.01        Designation of Representatives.   Each of MRMI and the Manager will designate one representative and one alternate representative to act in the event the primary representative is unavailable or refuses to act within a reasonable time.  Such representative will act as the primary contact person of such party during the performance of this Agreement, and shall administer such party’s obligations under this Agreement.  The representatives of MRMI and the Manager will meet regularly throughout the term of this Agreement, with such frequency as may reasonably be determined by MRMI and the Manager to be necessary.

ARTICLE X
TERM OF AGREEMENT

                10.01       Term of the Agreement.  The term of this Agreement shall commence as of the date of its execution, and shall continue until the third (3rd) anniversary of the Commencement Date, subject to earlier termination as provided below.

10.02       Termination by MRMI Without Cause.  MRMI may terminate this Agreement, without regard to the existence or absence of “cause”, under either of the following circumstances:

(a)
At any time on or prior to September 30, 2009, for any reason or for no reason, subject to the obligation of MRMI to make payment of all Management Fees accrued for periods prior to the date of termination plus the sum of One Million Dollars ($1,000,000) contemporaneously with the exercise of such right to terminate this Agreement;

(b)
At any time following the first anniversary of the Commencement Date, if MRMI’s Earnings Before Interest, Taxes, Depreciation and Amortization has not increased over the immediately preceding twelve month period at the annual cumulative rate of at least three percent (3%); or

(c)
In the event that the operation of the Gaming Business results in MRMI incurring an operating loss (i.e., a financial loss to MRMI after the payment of the Expenses and the Management Fees) over a period of twelve consecutive months.

Early termination of this Agreement pursuant to this Section 10.02 shall be effected by written notice given by MRMI to the Manager.

                10.03       Termination by MRMI for Cause.  MRMI may terminate its obligation to retain and pay for the services of the Manager pursuant to this Agreement by written notice to the Manager upon the occurrence of any of the following events (“Events of Default”):

(a)
If the Manager fails, in a material manner, to perform or observe any provision of this Agreement to be performed or observed by the Manager, and further fails to cure such default within fifteen (15) business days after the receipt of written notice of default from MRMI, which notice shall state the nature of the default in reasonable detail.  Notwithstanding the foregoing, if the default is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, then the default shall be deemed to have been timely cured if the Manager commences a cure within such fifteen (15) days, and thereafter diligently prosecutes such cure and completely cures such default within a reasonable period of time.

(b)
If the Manager files a voluntary petition in bankruptcy, or if there is filed against the Manager any involuntary bankruptcy petition or other insolvency proceeding initiated by the Manager’s creditors, which involuntary filing is not dismissed within sixty (60) days after it is filed.

(c)
If any supervisory employee of Manager commits any fraud, malfeasance, gross negligence, material misrepresentation in connection with the operation of the Gaming Business or the Hospitality Business, unless within five (5) business days after written notice from MRMI, the Manager terminates the employment of such supervisory employee at the Racetrack and makes MRMI whole with respect to any direct out-of-pocket loss caused by such employee.

(d)
If any state or federal court or other governmental agency having jurisdiction over the Gaming Business, the Racing Business or the Manager (i) suspends or revokes any gaming license held by the Manager; or (ii) orders MRMI to discontinue the retention of the Manager pursuant to this Agreement; or (iii) advises MRMI that its authority to operate the Gaming Business or the Racing Business will be suspended or revoked unless the affiliation between MRMI and the Manager is terminated.  MRMI shall promptly give the Manager written notice of any order or advisory directive received by MRMI that compels or recommends the termination of this Agreement, and the Manager shall be entitled to contest such action to the fullest extent permitted by law before such termination becomes effective.  Notwithstanding the foregoing sentence, MRMI may suspend performance of the Manager’s services hereunder as well as the obligation to pay for such services, during the pendency of any such contest, unless the Manager obtains an order from a court of competent jurisdiction staying application of the order or directive of the court or government agency which issued such order or directive.

           Should any of the foregoing conditions exist, then MRMI shall have the right to terminate the Manager’s retention under this Agreement by written notice to the Manager given at any time following the occurrence of such event and the expiration of any applicable grace period specified above, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such final notice of termination unless a court or governmental agency requires earlier termination of the Manager’s services in accordance with the provisions of Section 10.03(d) hereof.

                10.04       Termination by the Manager for Cause.  The Manager may terminate its obligation to continue to perform its obligations set forth in this Agreement by written notice to MRMI upon the occurrence of any of the following events (“Events of Default”):

(a)
If MRMI fails to pay the undisputed amount of any Management Fees on a monthly basis when due, and such failure continues for fifteen (15) business days after receipt of written notice of default from the Manager.

(b)
If MRMI fails, in a material manner, to perform or observe any other provision of this Agreement to be performed or observed by MRMI, and further fails to cure such default within fifteen (15) business days after the receipt of written notice of default from the Manager, which notice shall state the nature of the default in reasonable detail.  Notwithstanding the foregoing, if the default is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, then the default shall be deemed to have been timely cured if MRMI commences a cure within such fifteen (15) days, and thereafter diligently prosecutes such cure and completely cures such default within a reasonable period of time.

(c)
If MRMI files a voluntary petition in bankruptcy, or if there is filed against MRMI any involuntary bankruptcy petition or other insolvency proceeding initiated by the creditors of MRMI, and MRMI thereafter fails to assume this Agreement as an executory contract pursuant to the provisions of 11 U.S.C. §365 (or any successor section of the U.S. Bankruptcy Code) within ninety (90) days after the commencement of such bankruptcy proceeding.

                 Should any of the foregoing conditions exist, then the Manager shall have the right to terminate this Agreement by written notice to MRMI given at any time following the occurrence of such event and the expiration of any applicable grace period specified above, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such final notice oftermination.  In the event that this Agreement is terminated by the Manager pursuant to this Section 10.04, MRMI shall pay the Termination Payment to the Manager in accordance with the provisions of Section 10.05 hereof.

10.05       Effect of Termination, and Consequences of a Default.  Upon the termination of this Agreement by either party, the Manager will surrender possession and control of the Gaming Center and the Hospitality Facilities to MRMI.  No obligation of either MRMI or the Manager to pay any amount or perform and duty which became accrued prior to the date of termination shall expire or be released as a result of the termination of this Agreement, and such obligation shall only be satified when the same has been fully paid or performed.  In the event of termination of this Agreement by MRMI pursuant to the provisions of Section 10.03 hereof, MRMI shall have the right to recover all direct out-of-pocket costs incurred by MRMI as a result of the Manager’s Default.  In the event of termination of this Agreement by the Manager pursuant to the provisions of Section 10.04 hereof, the Manager shall have the right to recover all direct out-of-pocket costs incurred by the Manager as a result of the Default by MRMI, plus the Termination Payment.  Notwithstanding the use of the phrase “termination of this Agreement” any termination shall affect only the parties’ respective duties of performance after the effective date of termination, and the terms of this Agreement shall continue to govern (i) the damages recoverable and other remedies available to an aggrieved party in the event of a Default, and (ii) the respective rights and obligations of the parties as to matters arising prior to the effective date of termination.

10.06       Extraordinary Events.  Notwithstanding any provision of this Agreement to the contrary, if the failure of MRMI or the Manager to conform to, keep, perform, fulfill or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement is caused in whole or in part by one or more Extraordinary Events, then such failure shall not constitute an Event of Default or Default under this Agreement, and such failure shall be excused for as long as the failure is caused in whole or in part by such Extraordinary Event.  In order to have any failure by a party be excused pursuant to this Section 10.06, the party claiming that an Extraordinary Event caused such failure must notify the other party within sixty (60) days after the Extraordinary Event first begins to affect performance under or other compliance with the terms of this Agreement.

ARTICLE XI
SALE OF THE GAMING BUSINESSES

11.01       Sale of the Gaming Business.  MRMI expressly reserves the right to sell the Gaming Business during the term of this Agreement.  For purposes of this Article XI, each of the following events shall be deemed to constitute a “sale” of the Gaming Business:

(a)	The conveyance by MRMI of all or substantially all of its fee ownership interest in the Racetrack or the Gaming Center, whether voluntarily or involuntarily;

(b)	The lease by MRMI or all or substantially all of its interest in the Racetrack or the Gaming Center, regardless of the terms or duration of such lease;

(c)
The surrender of possession and control of all or substantially all of the Racetrack or the Gaming Center by MRMI (including without limitation, the closure of the Racetrack or the Gaming Center), however evidenced;

(d)
The change in ownership of fifty percent (50%) or more of the voting equity shares of MRMI or Empire Resorts, Inc., a Delaware corporation (“Empire”) as currently constituted on the date of this Agreement, or any other change which results in the transfer of voting control of MRMI or Empire, either as a result of one transaction or in the aggregate as the result of a series of transactions; or

(e)
A merger, consolidation or other form of business combination to which MRMI or Empire is a party, in which the current holders of equity ownership interests in MRMI or Empire, as the case may be, do not continue to hold at least fifty percent (50%) of the equity ownership interests in the entity which survives or results from such merger, consolidation or other form of business combination.

Notwithstanding the foregoing, the transfer of fee title to the Racetrack or the Gaming Center to an Affiliate of MRMI, or the execution by MRMI of a lease of the Racetrack or the Gaming Center with any of its Affiliates, shall not constitute a “sale” of the Gaming Business for purposes of this Article XI.

11.02       Consequences in the Event of a Sale.  In the event that the Gaming Business is sold based on any of the events described in Section 11.01 above and the successor to MRMI expressly assumes in writing, and in a form reasonably acceptable to the Manager, all the obligations of MRMI set forth in this Agreement, then this Agreement shall continue in full force and effect; provided, however, that no sale of the Gaming Business by MRMI shall be deemed to release MRMI from the payment of any liability or the performance of any obligation under this Agreement that became accrued prior to the effective date of such sale.  In the absence of such an express written assumption of this Agreement by the successor to MRMI prior to the effective date of the sale, this Agreement shall be deemed to have been automatically terminated by MRMI, and MRMI shall pay the lesser of (i) the Termination Payment, or (ii) the sum of Five Hundred Thousand Dollars ($500,000), to the Manager as liquidated damages (and not a penalty), which sum the parties agree will reasonably compensate the Manager for the loss of its opportunity to provide management services for the full three year term of this Agreement.

ARTICLE XII
ARBITRATION AND ENFORCEMENT

                 12.01      Arbitration.  Except as provided in section 11.02, all controversies or claims arising out of or relating to this Agreement or the any other document entered into in connection with the transaction contemplated herein, whether sounding in contract, tort or otherwise, shall be adjudicated exclusively by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration hearing shall take place in Monticello, New York or such other place as the parties may agree.  The number of arbitrators shall be three (3).  Arbitrators shall be chosen in accordance with the rules of the AAA pertaining to commercial disputes, unless the parties agree otherwise in writing.  The parties shall endeavor to have the AAA appoint arbitrators experienced and knowledgeable in gaming generally.  The decision of a majority of the members of the arbitration panel shall be final and binding except to the extent that such award may be vacated under applicable law.

                12.02       Allowable Judicial Proceedings.  Either party may commence a legal action or proceeding: (i) to compel arbitration if the other party fails or refuses to participate in an arbitration initiated by either party, (ii) to enforce an arbitration award, or (iii) to obtain injunctive relief to enforce the provisions hereof.  Any such proceedings shall be brought in a court of competent jurisdiction and venue shall lie in either the County of Sullivan or such other place as the parties may agree.

                12.03       Tria1 by Jury; Venue.  EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION WITH REGARD TO OR ARISING UNDER THIS AGREEMENT.  IN THE EVENT ANY PARTY COMMENCES ANY ACTION IN A JURISDICTION OR VENUE OTHER THAN AS PROVIDED HEREIN (EXCEPT AN APPLICATION TO ENFORCE AN ARBITRATION AWARD), SUCH CASE SHALL BE DISMISSED WITHOUT PREJUDICE TO THE FILING OF A NEW ACTION OR PROCEEDING IN A COURT OF PROPER JURISDICTION OR VENUE.

                 12.04      Recovery of Fees and Costs.  If any action or arbitration proceeding is brought to enforce or interpret this Agreement, to recover damages for any alleged breach hereof, for a declaration of rights in connection herewith, or for any other relief, the “prevailing party” (as defined below) in any such action or proceeding shall be entitled to receive from the non-prevailing party all fees, costs and expenses of enforcing any right of the prevailing party (collectively, “fees and costs”), including without limitation, (i) reasonable attorneys’ fees and costs, (ii) witness fees (including experts engaged by the parties, but excluding shareholders, officers, employees or partners of the parties), and (iii) fees and costs of accountants and other professionals.  Any judgment, order or award entered in such action or proceeding shall contain a specific provision for the recovery of the aforesaid fees and costs, and an award of prejudgment interest from the date of the breach at the rate of interest prescribed by New York law for contract claims.  The term “prevailing party” is defined as the party who is determined to prevail by the court or arbitrators after consideration of all damages and equities in the action or proceeding, whether or not the action or proceeding continues to final judgment, it being understood that the court or arbitrators may determine that neither party is the “prevailing party”.

                12.05       Period of Limitations.  Any mediation and any arbitration shall be brought within three (3) years after the date that the dispute arose, and the arbitrators shall have no jurisdiction to hear or determine a claim that is not brought within such three-year period.  No legal action or proceeding permitted by Section 11.02 of this Agreement may be brought after the expiration or three (3) years from the date that the dispute arose.  In the case of accounting issues, the dispute shall be deemed to arise at such time as the party bringing the claim first had access to written reports or accountant work papers that contain sufficient detail that a reasonably diligent business person would be able to discern that an issue exists as to the treatment of any item of revenue or expense.

ARTICLE XIII
WARRANTIES, REPRESENTATIONS,
AND ADDITIONAL COVENANTS OF THE PARTIES

                 13.01      Representations and Warranties of MRMI.  As an inducement to the Manager to execute this Agreement, MRMI represents, warrants and covenants to the Manager the truth and accuracy of the matters set forth in this Section 13.01.

(a)
MRMI is duly organized, validly existing and in good standing under the laws of the State of New York, is duly qualified to conduct business in the State of New York, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement which are to be performed or observed by MRMI.  The execution, delivery and performance of this Agreement by MRMI have been duly authorized by all necessary action on the part of MRMI.

(b)
This Agreement constitutes the valid and binding obligations of MRMI and does not and will not constitute a breach of or default under any of the organizational and governing documents of MRMI or the terms, conditions or provisions of any law, order, rule, regulation, judgment, decree, loan agreement, mortgage, or other agreement or instrument to which MRMI is a party or by which it or any substantial portion of its assets (including the Racetrack) is bound or affected.

(c)
No approval of any third party other than the NYS Lottery (including any ground lessor or the holder of any mortgage) that has not been obtained prior to the execution of this Agreement is required in connection with the execution and performance of this Agreement by MRMI.

(d)
MRMI shall, at its own expense, maintain in full force and effect throughout the term of this Agreement the legal existence of MRMI and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

(e)
MRMI holds (or will hold prior to the Commencement Date) and shall cooperate with the Manager in maintaining from and after the Comencement Date all permits, licenses, authorizations and approvals necessary to the ownership and operation of the Gaming Business, the Hospitality Business and the Racing Business in accordance with the terms of the Agreement and any applicable Legal Requirements.

(f)	There is no litigation or proceeding pending or threatened against MRMI that seeks to prevent the parties from entering into this Agreement.

(g)
To the best of MRMI’s knowledge, (i) no hazardous or toxic materials are present in, are stored upon, or have been released from the Racetrack except in compliance with all applicable Legal Requirements, and (ii) there exist no soil, water, mineral, chemical or environmental conditions in or at the Racetrack that presently or with the passage of time will require notice or reporting to any governmental authority, or pose any threat to the health and safety of the employees or patrons of the Racetrack, or otherwise require (based on any Legal Requirement) any monitoring or remedial action.

(h)
MRMI has filed or caused to be filed all material federal, state and local tax returns and reports which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received by it, to the extent that such taxes have become due.

(i)
MRMI is not in violation of any terms of any order, writ, judgment, injunction, decree, statute, rule or regulation to which MRMI is subject which violation would individually or in the aggregate have a material adverse effect upon MRMI’s ability to perform its obligations under this Agreement.

(j)
To the best of its knowledge, MRMI has complied with and is in compliance in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, judgments, orders and decrees applicable to MRMI or its assets, business or operations, and there does not exist any valid basis for any claim of default under or violation of any statute law, ordinance, regulation, rule, judgment, order or decree which default or violation would individually or in the aggregate have a material adverse effect upon MRMI.

(k)
No representation or warranty contained herein by or on behalf of MRMI contains or will contain an untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                 13.02      Representations and Warranties of the Manager.  As an inducement to MRMI to execute this Agreement, the Manager represents, warrants and covenants to MRMI the truth and accuracy of the matters set forth in this Section 13.02.

(a)
The Manager is duly organized, validly existing and in good standing under the laws of the State of New York, is duly qualified to conduct business in the State of New York, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement which are to be performed or observed by the Manager.  The execution, delivery and performance of this Agreement by the Manger have been duly authorized by all necessary action on the part of the Manager.

(b)
This Agreement constitutes the valid and binding obligation of the Manger and does not and will not constitute a breach of or default under any of the organizational and governing documents of the Manager or the terms, conditions or provisions of any law, order, rule, regulation, judgment, decree, agreement or instrument to which the Manager is a party or by which it or any substantial portion of its assets is bound or affected.

(c)
No approval of any third party other than the NYS Lottery that has not been obtained prior to the execution of this Agreement is required in connection with the execution and performance of this Agreement by the Manager.

(d)
The Manager shall, at its own expense, maintain in full force and effect throughout the term of this Agreement the legal existence of the Manager and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

(e)
The Manager holds (or will hold prior to the Commencement Date) and shall cooperate with MRMI in maintaining from and after the Comencement Date all permits, licenses, authorizations and approvals necessary to the management of the Gaming Business and the Hospitality Business in accordance with the terms of the Agreement and any applicable Legal Requirements.

(f)	There is no litigation or proceeding pending or threatened against the Manager that seeks to prevent the parties from entering into this Agreement.

(g)
The Manager has filed or caused to be filed all material federal, state and local tax returns and reports which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received by it, to the extent that such taxes have become due.

(h)
The Manager is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would individually or in the aggregate have a material adverse effect upon the Manager’s ability to perform its obligations under this Agreement, nor is the Manager in violation of any terms of any order, writ, judgment, injunction, decree, statute, rule or regulation to which the Manager is subject which violation would individually or in the aggregate have a material adverse effect upon the Manager’s ability to perform its obligations under this Agreement.

(i)
To the best of its knowledge, the Manager has complied with and is in compliance in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, judgments, orders and decrees applicable to the Manager or its assets, business or operations, and there does not exist any valid basis for any claim of default under or violation of any statute law, ordinance, regulation, rule, judgment, order or decree which default or violation would individually or in the aggregate have a material adverse effect upon the Manager.

(j)
No representation or warranty contained herein by or on behalf of the Manager contains or will contain an untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

13.03       Additional Affirmative Covenants of the Parties.  MRMI and the Manager further covenant and agree as follows:

13.03.1  Compliance with Laws.  Each of MRMI and the Manager agree to comply with all applicable laws, ordinances, orders and regulations, and to deliver to the other party hereto copies of any notices of violations of law, ordinances, orders and regulations, that are issued by any governmental authority having jurisdiction over the construction, ownership or operation of the Gaming Center, the Hospitality Facilities or the Racing Facilities.  Each of MRMI and the Manager shall use its commercially reasonable best efforts to obtain and maintain any necessary licenses, permits, authorizations and approvals required by it for the conduct of the Gaming Business and the Hospitality Business (and in the case of MRMI, the Racing Business) in the manner contemplated in this Agreement, and to assist the other party hereto when reasonably requested in obtaining and maintaining any licenses, permits, authorizations and approvals required by such other party.

13.03.2  Filing of Reports.  Each of MRMI and the Manager shall promptly and timely file any and all filings, reports, certificates and applications with governmental agencies which are necessary or appropriate for the parties to operate the Gaming Business and the Hospitality Business (and in the case of MRMI, the Racing Business) in the manner contemplated by this Agreement.

13.03.3  Further Assurances.  Each of MRMI and the Manager shall execute and deliver from time to time, promptly after any reasonable request therefor made by the other party hereto, any and all instruments, agreements and documents necessary, and shall take such other action, as the other party may reasonably deem necessary or desirable to accomplish the purposes and intent of this Agreement.  It is the understanding and intention of the parties that operation of the Gaming Business and the Racing Business shall conform to and comply with all applicable gaming statutes in the State of New York, including the Gaming Law.  The parties agree to execute such additional amendments or agreements to cause this Agreement to conform to any requirements of New York law as either party may determine to be necessary in order to give effect to the spirit and intent of this Agreement.

13.03.4  Future Acts.  Each of MRMI and the Manager agrees to refrain from entering into any agreements with any third party that will have an adverse effect on the management and operation of the Gaming Business, the Hospitality Business or the Racing Business in the manner contemplated by this Agreement.  Each of MRMI and the Manager further agree not to take any other action which will or would be likely to adversely affect (i) the operation of the Gaming Business, the Hospitality Business or the Racing Business in the manner contemplated by this Agreement, (ii) the ability of MRMI or the Manager to perform its obligations hereunder, or (iii) the rights of MRMI or the Manager under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to restrict the right of MRMI or the Manager to engage, directly or indirectly, whether as an investor, owner, lender, manager or in any other capacity, in any business venture which conducts operations in competition with the Gaming Business, the Hospitality Business or the Racing Business, subject to the parties’ continued compliance with all of the terms and conditions of this Agreement.  MRMI also shall defend and maintain its fee title interest to the Racetrack, the Gaming Center, the Hospitality Facilities and the Racing Facilities.

13.03.5  Notice of Litigation.  Each of MRMI and the Manager shall provide the other party hereto with notice of any pending, threatened or contemplated action, suit or proceeding before or by any court or any federal, state or local governmental authority or agency which may result in any material adverse change in the condition (financial or otherwise), business or prospects of the transactions proposed herein or might materially adversely affect any of the property or assets to be constructed or managed in connection with this Agreement.

ARTICLE XIV
INDEMNIFICATION

                 14.01      Indemnification of the Manager.  MRMI shall indemnify, defend and hold the Manager harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that the Manager is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by the Manager) that the Manager may have alleged against it incur, become responsible for or pay out by reason of, or to the extent caused by, (i) an Event of Default by MRMI as described in Section 10.04 of this Agreement; (ii) the contamination of or any adverse effects on the environment with respect to the Racetrack, the Gaming Center, the Hospitality Facilities or the Racing Facilities as the result of an event occuring before or after the date of this Agreement unless caused by the negligence or intentional act of an employee of the Manager; (iii) the breach by MRMI of any of its warranties or representations set forth in this Agreement; or (iv) claims arising under contracts or agreements entered into between MRMI and third parties in accordance with the terms of this Agreement.

14.02       Indemnification of MRMI.  The Manager shall indemnify, defend and hold MRMI harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that MRMI is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by MRMI) that MRMI may have alleged against it, incur, become responsible for or pay out by reason of, or to the extent caused by, (i) the negligence, willful misconduct or deliberate acts of the Manager or its employees; (ii) an Event of Default by the Manager as described in Section 10.03 of this Agreement;  (iii) a breach by the Manager of any of its warranties or representations under this Agreement, or (iv) the contamination of or any adverse effects on the environment with respect to the Racetrack, the Gaming Center, the Hospitality Facilities or the Racing Facilities as the result of an event occuring after the date of this Agreement, to the extent caused by the negligence or intentional act of an employee of the Manager.

14.03       Indemnified Parties.  The indemnities contained in this Article XIII shall run to the benefit of the Manager, MRMI, and their respective Affiliates and the directors, partners, members, managers, officers and employees of the Manager and MRMI.

14.04       Survival.  The provisions of this Article XIV shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of this Article XIV.

ARTICLE XV
MISCELLANEOUS PROVISIONS

                 15.01      Manager as Independent Contractor and Agent for MRMI.  In the performance of its duties as the manager of the Gaming Business and the Hospitality Business , the Manager shall act solely as the agent of MRMI.  Nothing in this Agreement shall constitute or be construed to create a partnership, joint venture or joint employer relationship between the Manager and MRMI, and the Manager shall be an independent contractor of MRMI.

                 15.02      Preparation of Agreement.  Each of MRMI and the Manager acknowledges that it received the advice of separate legal counsel in the negotiation of this Agreement, and that the terms of the transactions contemplated by this Agreement are fair and reasonable.  Each of MRMI and the Manager agrees that no conflict, omission or ambiguity in this Agreement, nor the interpretation of this Agreement, shall be construed against either party on the basis that such party was responsible for the drafting of this Agreement.

                 15.03      Costs and Expenses.  Except as expressly set forth in this Agreement, each party shall pay all legal and other costs and expenses incurred by such party in negotiating this Agreement, in performing any due diligence with respect to the transactions contemplated hereby, in retaining professional advisors in connection with such due diligence work, in performing any of the transactions contemplated by this Agreement, or in complying with such party’s covenants, agreements and conditions contained herein.

                15.04        Survival.  All of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement.

                15.05        Entire Agreement; No Collateral Representations.  This Agreement constitutes the final, complete and exclusive statement of the parties’ agreement with respect to the subject matter hereof.  This Agreement supersedes any prior or contemporaneous agreements, memoranda, proposals, commitments, assurances, communications, discussions, promises, representations, understandings, conduct, courses of dealing, or warranties of any kind, whether oral or written (collectively and severally, the “prior agreements”).  Any such prior agreements are of no force or effect.

                 15.06       No Oral Modification or Waiver.  This Agreement may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.  Neither this Agreement nor any of its terms or provisions may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument signed by all of the parties to this Agreement.  No waiver of any breach or other nonperformance of any term or provision of this Agreement, and no extension of time for performance of any  act or obligation, or of any right granted under this Agreement, shall be effective and binding unless such waiver or extension shall be in a written instrument signed by each party from which such consent or waiver is required.  No written waiver of any breach shall be deemed a waiver or relinquishment of any other or further breach.  No forbearance by a party in seeking a remedy for any noncompliance or breach by another party shall be deemed to be a waiver by the forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument signed by the forbearing party.

                 15.07       Remedies Cumulative.  The remedies of each party under this Agreement are cumulative and, except as otherwise herein provided, shall not exclude any other remedies to which such party may be lawfully entitled.

                 15.08       Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then (a) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (b) the remainder of this Agreement shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

                 15.09       No Third Party Beneficiaries.  Nothing contained in this Agreement shall confer any rights or remedies on any person or entity other than the parties hereto and their respective successors and assigns, if any; nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement; nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

                15.10        No Reliance on Prior Representation.  Each of MRMI and the Manager acknowledges and agrees that there are no oral representations or promises which has induced such party to change its position to its detriment, to partially perform, or to part with value in reliance upon such representation or promise.

                 15.11       Headings.  The headings used in this Agreement are for convenience of reference only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  References to this Agreement shall include all amendments or renewals thereof.

                15.12        Applicable Law.  This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable federal laws) be solely governed by, interpreted under, and construed and enforced in accordance with the substantive laws of the State of New York (without regard to the conflicts of law principles).  This Agreement was made, and its obligations are to be performed, wholly within the State of New York.

                15.13        Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, “notices”) required or permitted hereunder, shall be in writing, and shall be given by: (i) personal delivery (which form of notice shall be deemed to have been given upon delivery), (ii) by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (iii) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of notice shall be deemed to have been given upon the third (3rd) day following the date mailed.  Notices shall be addressed at the addresses first set forth below, or to such other address as the party shall have specified in a writing delivered to the other parties in accordance with this paragraph.  Notice to another address shall nevertheless constitute effective notice if it is established that such notice was actually received by the party for whom it was intended.

To MRMI:	To the Manager:

Monticello Raceway Management, Inc.	Delaware North Companies
204 State Route 17B	Gaming & Entertainment, Inc.
Monticello, NY 12701	40 Fountain Plaza
Attention: President	Buffalo, NY 14202
Attention: General Counsel

                15.14        Assignment and Delegation; Successors and Assigns.  The following provisions will govern the assignment by MRMI or the Manager of its rights, or the delegation by MRMI or the Manager of its duties, provided for in this Agreement.

15.14.1  General Restriction of Assignment.  Except as provided in this Section 15.14, neither party may assign its rights nor delegate the performance of its obligations under this Agreement.  Any purported assignment or delegation in violation of the terms of this Section shall be null and void.

15.14.2  Assignment or Delegation by MRMI.  MRMI shall be entitled to (i) assign its rights and delegate the performance of its duties and obligations under this Agreement to any subsidiary controlled by MRMI, to any Affiliate of MRMI, or to any third party which acquires all or substantially all of the assets of the Racetrack or a fifty percent (50%) or greater interest in the voting stock of MRMI, and (ii) to assign or pledge its right to receive the remaining Gross Revenues of the Gaming Business and the Hospitality Business after the application of such Gross Revenues in the manner contemplated in Section 5.02.3 of this Agreement.

15.14.3  Assignment or Delegation by the Manager.  The Manager acknowledges that it has been selected to act as manager of the Gaming Business and the Hospitality Business on account of its personal experience and capability, and, accordingly, the Manager shall not be entitled to delegate performance of its duties and obligations hereunder without the prior written consent of MRMI, which consent may be withheld by MRMI in its sole and unfettered discretion.  Notwithstanding the foregoing, (i) the Manager may, so long as it is not then in default, assign and delegate its rights and obligations under this Agreement to any of its Affiliates provided that the Manager remains liable for performance of all obligations hereunder notwithstanding such assignment, and (ii) the Manager shall have the right to assign or pledge its right to receive Management Fees pursuant to this Agreement.

15.14.4  Effect of Assignment or Delegation.  Each and every representation, warranty, covenant, condition and provision of this Agreement shall be binding upon and shall inure to the benefit of such party and his, her or its respective successors and permitted assigns, heirs, personal and legal representatives, including without limitation any successor (whether direct or indirect, or by merger, consolidation, conversion, purchase of assets, purchase of securities or otherwise).  No assignment or delegation of all or any part of this Agreement shall relieve the assignor or delegator of primary and direct responsibility and liability for the performance by such assignor or delegator of its obligations set forth in this Agreement.  In the event of such an assignment or delegation, the assignor or delegator will be jointly and severally liable with the assignee or delegatee for the performance of such obligations.

                 15.15       Calculating Time Periods.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day on calculating such period shall be excluded.  If the last day of such period is not a business day, the period in question shall end on the next business day.

                 15.16       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement that is identical in all material respects.  Any counterpart that is signed by all parties may be introduced into evidence in any action or proceeding without having to produce or account for the other counterparts.  The existence of this Agreement may also be established by introducing into evidence a number of separately signed counterparts which collectively contain the signatures of all parties, and which are otherwise identical in all material respects.

                15.17        Electronically Transmitted Documents.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MONTICELLO RACEWAY MANAGEMENT, INC.

By:	/s/ Bruce Berg
Name:	Bruce Berg
Title:	Director

SPORTSYSTEMS GAMING MANAGEMENT
AT MONTICELLO, LLC

By:	/s/ Ron Sultemeier
Name:	Ron Sultemeier
Title:	VP Strategic Development

LIST OF EXHIBITS
____________________________

           Exhibit A                                Legal Description and Site Map of the Racetrack

           Exhibit B                                 Layout of the Gaming Center at the Racetrack

           Exhibit C                                Layout of the Racing Facilities at the Racetrack

           Exhibit D                                Layout of the Hospitality Facilities at the Racetrack

           Exhibit E                                Example of the Calculation of Earnings Before Income, Taxes, Depreciation and Amortization